FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS INC. ANNOUNCES THE RESIGNATION OF ITS CFO

CRANBURY, New Jersey – (May 27, 2009) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading specialty phosphates producer in North America, today announced that Richard Heyse, its Chief Financial Officer, will resign from Innophos effective June 4, 2009 to assume the role of Chief Financial Officer at WESCO International, Inc. (NYSE: WCC).

Innophos CEO, Randolph Gress, said “Since he joined us in 2005, Richard has played a significant role in helping us to transform Innophos through the initial public offering in 2006 to an independent, publicly-traded company. We wish him success in the new challenges and responsibilities he will undertake at WESCO.”

Gress announced that Mark Feuerbach, currently Innophos’ Vice President Treasury, Financial Planning & Analysis, will assume the additional role of Interim CFO, reporting to Mr. Gress.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

Innophos Holdings, Inc.	Breakstone Group

Investor Relations: (609) 366-1299	Maura Gedid / Barbara Cano
investor.relations@innophos.com	646-452-2335 / 2334
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